NUANCE COMMUNICATIONS, INC.
2000 STOCK PLAN
(Amended and Restated January 17, 2019)

RESTRICTED STOCK UNIT AGREEMENT

(A)	Name of Grantee:
(B)	Number of Restricted Stock Units:
(C)	Grant Date:
(D)	Vesting Commencement Date:
(E)	Award Number:

This Restricted Stock Unit Agreement, including any exhibit, appendix or addendum hereto (the “Agreement”), is made and entered into as of the date set forth in Item C above between Nuance Communications, Inc., a Delaware corporation (the “Company”), and the person named in Item A above (“Grantee”).

THE PARTIES AGREE AS FOLLOWS:

1.
Restricted Stock Units. Pursuant to the Company’s 2000 Stock Plan, as amended from time to time (the “Plan”), a copy of which is attached to this Agreement as Exhibit A, the Company hereby grants to Grantee the number of Restricted Stock Units listed in Item B above on the terms and conditions set forth herein and in the Plan, the terms and conditions of the Plan being hereby incorporated into this Agreement by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used and not defined in this Agreement will have the meanings set forth in the Plan.

2.
Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive one share of Common Stock of the Company, par value $0.001 (“Share”) after the Restricted Stock Unit has vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Grantee will have no right to receive the Shares subject to the Restricted Stock Units. Prior to the actual issuance of any Shares subject to the Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.
Vesting. Subject to Section 5, the Restricted Stock Units shall vest in accordance with the provisions set forth on Exhibit B, subject to Grantee’s continuing to be an employee, director or consultant of the Company or of an Affiliate (a “Service Provider”) through each vesting date. For the avoidance of doubt, Grantee would no longer be considered a Service Provider

(and therefore the Restricted Stock Units would be forfeited) if Grantee’s employer ceases to be controlled by majority owned by the Company.

4.
Forfeiture upon Termination as Service Provider. If Grantee terminates service as a Service Provider, for any or no reason, prior to vesting, Grantee’s right to acquire Shares pursuant to such unvested Restricted Stock Units awarded by this Agreement will immediately terminate.

5.
Payment After Vesting. Any Restricted Stock Units that vest in accordance with Section 3, or otherwise vest in accordance with the terms of the Plan, will be settled by the Company issuing Shares to Grantee, subject to the provisions of Section 7 below. The settlement of vested Restricted Stock Units will be completed by the issuance of the appropriate number of Shares as soon as practicable after vesting, but in each such case no later than the 15th day of the third month following the end of the Company’s tax year that includes each applicable vesting date.

Any distribution or delivery to be made to Grantee under this Agreement will, if Grantee is then deceased, be made to Grantee’s designated beneficiary (if Grantee is permitted to and designates a beneficiary under the Plan). If no beneficiary is designated (including if the Company does not permit Grantee to make a beneficiary designation) or if the Company determines, in its discretion, that the beneficiary designation is not valid or enforceable under any applicable laws or regulations, or if no beneficiary survives Grantee, then such distribution or delivery will be made to the administrator or executor of Grantee’s estate. Any such beneficiary, administrator or executor must furnish the Company with (a) written notice of his or her status as a beneficiary, administrator or executor, and (b) evidence satisfactory to the Company to establish the validity of the distribution or delivery to be made to such beneficiary, administrator or executor and compliance with any laws or regulations pertaining thereto.

6.
Rights as Stockholder. Neither Grantee nor any person claiming under or through Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Grantee.

7.	Taxes.

a.
Responsibility for Taxes. Grantee acknowledges that, regardless of any action taken by the Company or, if different, Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee as a result of participation in the Plan (“Tax-Related Items”) is and remains Grantee’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. Grantee further acknowledges that Company and the Employer (i) make no representations or undertakings regarding the treatment of any

Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant of the Restricted Stock Units, the vesting and settlement of the Restricted Stock Units, the delivery of Shares, the subsequent sale of any Shares acquired at vesting / settlement and the receipt of any dividend equivalents or dividends, if applicable; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

b.
Withholding. Prior to the relevant taxable or tax withholding event, as applicable, Grantee agrees to make arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

i.	withholding from Grantee’s wages or other cash compensation otherwise payable to Grantee by the Company and/or the Employer; and/or

ii.	requiring Grantee to tender a payment in cash (or the cash equivalent) in an amount equal to the Tax-Related Items to the Company or its designee; and/or

iii.
withholding from the proceeds from the sale of Shares acquired upon settlement of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization without further consent); and/or

iv.
withholding in Shares to be issued upon settlement of the Restricted Stock Units, provided, however, that if Grantee is an officer of the Company within the meaning of Section 16 of the Exchange Act, the Company will withhold in Shares to be issued upon settlement of the Restricted Stock Units, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the Committee (as constituted to satisfy Rule 16b-3 of the Exchange Act) will determine which of the other withholding methods set out in this Section 8(b) will be used; and/or

v.	any other method determined by the Company and permitted under applicable laws.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including applicable maximum rates in Grantee’s jurisdiction, in which case Grantee may receive a refund of any over-withheld amount in cash and will not be entitled to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Grantee will be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of Shares that are held back solely for the purpose of paying the Tax-Related Items.

The Company may refuse to deliver the Shares or the proceeds from the sale of the Shares if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items as described in this section.

c.
Section 409A. This Agreement and the Restricted Stock Units granted hereunder are intended to meet the “short-term deferral” exception to the provisions of Section 409A of the Code and U.S. Department of Treasury regulations issued thereunder or to otherwise comply with Section 409A of the Code and the U.S. Department of Treasury regulations and guidance issued thereunder, to the extent applicable. Notwithstanding any provision of the Plan or this Agreement to the contrary, this Agreement and the Restricted Stock Units granted hereunder shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company and its affiliates shall not be required to assume any increased economic burden in connection therewith. Neither the Company or any of its Affiliates, nor any of their respective directors, officers, managers, employees or advisers shall be liable to Grantee (or any other individual claiming a benefit through Grantee) for any tax, interest, or penalties Grantee might owe as a result of this Agreement and the Restricted Stock Units granted hereunder, or otherwise. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right, but is not obligated, to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Grantee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with this grant of Restricted Stock Units; provided, however, that the Company makes no representation that this Agreement and the Restricted Stock Units granted hereunder will be exempt from, or will comply with, Section 409A of the Code, and makes no undertakings to preclude Section 409A of the Code from applying to this Agreement and the Restricted Stock Units granted hereunder or to ensure that it complies with Section 409A of the Code.

8.
Assignment; Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto; provided, however, that except to the limited extent that may be provided in Section 5, Grantee may not assign any of Grantee’s rights under this Agreement.

9.
Damages. Grantee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of the Restricted Stock Units which is not in conformity with the provisions of this Agreement.

10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles.

11.
Notices. Except as provided in Section 20, all notices and other communications under this Agreement shall be in writing. Unless and until Grantee is notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
Attention: HR Director

Except as provided in Section 20, all notices, communications, and documents intended for Grantee and related to this Agreement, if not delivered by hand, shall be mailed to Grantee’s last known address as shown on the Company’s books. Except as provided in Section 20, notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to the Agreement shall be deemed received when actually received, if by hand delivery, and two business days after mailing, if by mail.

12.
Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement shall be finally settled and binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. A copy of the current JAMS Employment Arbitration Rules & Procedures are available from Human Resources upon request (including concurrently with Grantee’s review and execution of this Agreement), online in English and Spanish at http://www.jamsadr.com/rules-employment-arbitration/, or by calling JAMS at 800.352.5267. If the JAMS rules are inconsistent with the terms of this Section 12, the terms of this Section shall govern, unless prohibited by applicable law. Any arbitration shall be before a single arbitrator and shall be held in the jurisdiction where Grantee works for the Company or an Affiliate or last worked for the Company or an Affiliate. Judgment on the arbitrator’s award may be entered in any court having jurisdiction. Grantee expressly agrees to waive any right to pursue or participate in any dispute on behalf of, or as part of, any class, representative or collective action, except to the extent such waiver is expressly prohibited by law. Accordingly, to the extent permitted by law, no dispute by the parties hereto shall be brought, heard or arbitrated as a class or collective action, and no party hereto shall serve as a member of any purported class, representative or collective proceeding, including without limitation pending but not certified class actions. Both the Company and Grantee agree that this Section 12 is enforceable under the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), and that if the FAA is found not to apply, then this Section 12 is enforceable under the laws of the state in which Grantee is employed at the time Grantee receives this Agreement.

GRANTEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT GRANTEE IS WAIVING ANY RIGHT GRANTEE MAY OTHERWISE HAVE TO A JURY TRIAL FOR ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.
No Rights to Restricted Stock Units, Shares, or Employment. Other than with respect to the Restricted Stock Units granted pursuant to, and subject to, this Agreement, neither Grantee nor any other person shall have any claim or right to be issued Shares. Having received a grant of Restricted Stock Units under the Plan shall not give Grantee any right to receive any other grant under the Plan. This grant of Restricted Stock Units is not an employment contract and nothing in this grant of Restricted Stock Units shall be deemed to create in any way whatsoever any obligation on Grantee’s part to continue in the employ or service of the Company, or an Affiliate (as applicable) or the Company or an Affiliate (as applicable) to continue Grantee’s employment or service relationship.

14.
Entire Agreement; Modifications. The Company and Grantee agree that this Agreement is the complete and exclusive statement between the Company and Grantee regarding its subject matter and supersedes all prior proposals, communications, and agreements of the parties, whether oral or written, regarding the grant Restricted Stock Units to Grantee. Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. This grant of Restricted Stock Units and any Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments.

15.
Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any law (including any U.S. federal or state or any non-U.S. law), or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Grantee, such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.

16.
Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18.
Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19.
Language. If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

20.
Electronic Delivery and Participation. The Company may, in its sole discretion, deliver any documents related to this Agreement or to participation in the Plan or to future awards that may be granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.
Insider Trading Restrictions/Market Abuse Laws. Grantee acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Grantee’s country of residence, which may affect Grantee’s ability to directly or indirectly acquire, sell or attempt to sell Shares or rights to Shares (e.g., Restricted Stock Units) under the Plan during such times as Grantee is considered to have “insider information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Grantee is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

22.
Non-U.S. and Country-Specific Provisions. The Restricted Stock Units and any Shares subject to the Restricted Stock Units shall be subject to any special terms and conditions set forth in Exhibit C to this Agreement. Moreover, if Grantee relocates to one of the countries included in Exhibit C, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative purposes. Exhibit C constitutes part of this Agreement.

23.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares subject to the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.
Waiver. Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other grantee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date below.

Nuance Communications, Inc.

By:                                                  Mark Benjamin, Chief Executive Officer

By signing below or accepting the Restricted Stock Units through the Company’s electronic acceptance procedure, Grantee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

Grantee:

Date

EXHIBITS

Exhibit A	2000 Stock Plan (as Amended and Restated January 17, 2019)

Exhibit B	Vesting Schedule

Exhibit C	Non-U.S. and Country-Specific Provisions

EXHIBIT A

2000 Stock Plan (as Amended and Restated January 17, 2019)

EXHIBIT B

Vesting Schedule

EXHIBIT C

NUANCE COMMUNICATIONS, INC.
2000 STOCK PLAN
(Amended and Restated February 28, 2018)

RESTRICTED STOCK UNIT AGREEMENT

NON-U.S. AND COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions
This Exhibit C includes special terms and conditions applicable to Grantee if Grantee resides outside the U.S. and, as applicable, in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Restricted Stock Unit Agreement to which it is attached. Capitalized terms used and not defined in this Exhibit C will have the meanings set forth in the Restricted Stock Unit Agreement or the Plan, as applicable.

Notifications

This Exhibit C also includes information regarding exchange controls and certain other issues of which Grantee should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of July 2018. Such laws are often complex and change frequently. In addition, other laws and regulations generally applicable to the acquisition, holding or disposal of securities and financial instruments as well as cross-border fund transfers may apply to Grantee. As a result, Grantee should not rely on the information noted herein as the only source of information relating to the consequences of Grantee’s participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or Grantee receives or sells Shares.

In addition, the information in this Exhibit C is general in nature and may not apply to Grantee’s particular situation. The Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee should seek appropriate professional advice as to how the relevant laws in Grantee’s country apply to Grantee’s situation.

*****

If Grantee is a citizen or resident of a country other than the one in which Grantee is currently residing and/or working, transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the terms and conditions and information contained herein may not be applicable to Grantee. The Company shall, in its sole discretion, determine to what extent the terms and conditions herein shall apply to Grantee in such a case.

Terms and Conditions for all Non-U.S. Grantees

Nature of Grant. By accepting the grant of Restricted Stock Units, Grantee acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time to the extent permitted in the Plan;

(b)    the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been awarded in the past;

(c)    all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Company;

(d)    Grantee is voluntarily participating in the Plan;

(e)    the grant of Restricted Stock Units and any Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)    unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, any service Grantee may provide as a director of an Affiliate;

(g)    the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;

(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Grantee’s termination as a Service Provider (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any);
(i)    for purposes of the Restricted Stock Units, Grantee's status as a Service Provider will be considered terminated as of the date Grantee is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any) and, unless otherwise expressly provided in the Agreement or determined by the Company, Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Grantee's period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of the Restricted Stock Units, and
(j)    neither the Company, the Employer nor any Affiliate shall be liable for any exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Grantee pursuant to the vesting and settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan or sale of the Shares acquired upon vesting and settlement of the Restricted Stock Units. Grantee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Data Privacy.

(a)    Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Grantee, and persons closely associated with Grantee, including, but not limited to, Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Grantee’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company's securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure is the applicable laws.

(b)    Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Corporate Financial Services, Inc., and E*TRADE Securities LLC, an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)    International Data Transfers. The Company and its service providers are based in the United States. Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and in which the Company participates with respect to employee data. The Company's legal basis, where required, for the transfer of Data is Grantee’s consent.

(d)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Grantee is providing the consents herein on a purely voluntary basis. If Grantee does not consent, or if Grantee later seeks to revoke Grantee’s consent, Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing Grantee’s consent is that the Company would not be able to grant this Restricted Stock Unit or other awards to Grantee or administer or maintain such awards.

(f)    Declaration of Consent. By accepting the Restricted Stock Units and indicating consent via the Company’s online acceptance procedure, Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

Grantee understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that Grantee provide another data privacy consent form. If applicable and upon request of the Company, Grantee agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Grantee’s country, either now or in the future. Grantee understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

Arbitration. This provision replaces Section 12 of the Agreement:

Any dispute arising under this Agreement shall be resolved by binding and non-appealable arbitration under the rules of the International Centre for Dispute Resolution (“ICDR”). The arbitration shall be conducted by a single arbitrator chosen by the parties or, if the parties cannot agree upon a single arbitrator within thirty (30) days, then by a single arbitrator appointed by the ICDR. The arbitration shall take place in Middlesex County, Massachusetts, U.S.A. and shall be conducted in the English language. All costs and expenses of the arbitrator and of the arbitral institution shall be borne by the parties equally. Each party shall bear its own costs, fees, and expenses (including of its own counsel, experts and witnesses) in preparing and presenting its case.

Foreign Asset/Account, Exchange Control, and Tax Reporting. Depending on Grantee’s country, Grantee may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting and settlement of the Restricted Stock Units, the acquisition, holding, and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintenance of a brokerage or bank account in connection with the Plan. Grantee may be required to report such assets, accounts, account balances and values and/or related transactions to the applicable authorities in his or her country and/or repatriate funds received in connection with the Plan to Grantee’s country within a certain time period and/or according to certain procedure. Grantee acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and that Grantee should consult his or her personal legal advisor to ensure compliance with applicable laws.

AUSTRALIA

Terms and Conditions

Nature of Plan and Restricted Stock Units. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

In addition, the offer of the Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document for the Offer of Restricted Stock Units to Australian Resident Employees.

AUSTRIA

Notifications

Exchange Control Information. If Grantee holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside Austria, Grantee will be required to report certain information to the Austrian National Bank if certain thresholds are exceeded. Specifically, if Grantee holds securities outside Austria, reporting requirements will apply if the value of such securities meets or exceeds (i) €30,000,000 as of the end of any calendar quarter, or (ii) €5,000,000 as of December 31. Further, if Grantee holds cash in accounts outside Austria, monthly reporting requirements will apply if the aggregate transaction volume of such cash accounts meets or exceeds €10,000,000. If the transaction value of all cash accounts abroad is less than €10,000,000, no ongoing reporting requirements apply.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. Grantee will be required to report any securities (e.g., Shares acquired under the Plan) or bank accounts (including brokerage accounts) held outside of Belgium on Grantee’s annual tax return. Grantee will also be required to complete a separate report providing the National Bank of Belgium with details regarding any such account (including the account number, the name of the bank in which such account is held and the country in which such account is located). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption.

Stock Exchange Tax Alert. A stock exchange tax may apply to transactions under the Plan, such as the sale of Shares acquired under the Plan. Grantee should consult with his or her personal tax advisor for details regarding Grantee’s obligations with respect to the stock exchange tax.

Brokerage Account Tax Alert. A brokerage account tax may apply if the average annual value of the securities Grantee holds (including Shares acquired under the Plan) in a brokerage or other securities account exceeds certain thresholds. Grantee should consult with his or her personal tax advisor for details regarding Grantee’s obligations with respect to the brokerage account tax.

BRAZIL

Terms and Conditions
Nature of Grant. This provision supplements the Nature of Grant section of this Exhibit C:

By accepting the Restricted Stock Units, Grantee agrees that he or she is (i) making an investment decision, (ii) Shares will be issued to Grantee only if the vesting conditions are met and (iii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to Grantee.

Compliance with Law. By accepting the Restricted Stock Units, Grantee acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all Tax-Related Items associated with the vesting and settlement of the Restricted Stock Units, the receipt of any dividends or dividend equivalents and the sale of Shares acquired under the Plan.

Notifications

Exchange Control Information. Grantee may be required to submit a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil, depending on the aggregate value of such assets and rights. If the aggregate value of such assets and rights is US$100,000 or more but less than $100,000,000, a declaration must be submitted annually. If the aggregate value exceeds $100,000,000, a declaration must be submitted quarterly. Assets and rights that must be reported include Shares acquired under the Plan.

CANADA

Terms and Conditions

Payment After Vesting. This provision supplements Section 5 of the Agreement:

The discretion to pay cash in lieu of delivering Shares for the Restricted Stock Units, as described in Section 11(e) of the Plan, shall not apply to any Restricted Stock Units in Canada. All vested Restricted Stock Units in Canada will be settled by the Company issuing Shares to Grantee as described in this Section 5.

Nature of Grant. This provision replaces Section (i) of the Nature of Grant section of this Exhibit C:

For purposes of the Restricted Stock Units, Grantee’s status as a Service Provider will be considered terminated as of the date that is the earliest of: (a) the date Grantee’s employment with the Employer is terminated, (b) the date Grantee receives written notice of termination from the Employer, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment contract, if any, or (c) the date Grantee is no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment contract, if any, and, unless otherwise expressly provided in the Agreement or determined by the Company, Grantee’s right to vest in the Restricted Stock Units under the Plan, if any) will terminate as of such date; the Administrator shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of the Restricted Stock Units.

The following provisions will also apply if Grantee is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Exhibit C, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention ainsi que cette Exhibit C, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. This provision supplements the Data Privacy section of this Exhibit C:

Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Grantee further authorizes the Company and any Affiliate, as well as E*Trade or such other stock plan service provider as may be selected by the Company to assist with the Plan, to disclose and discuss the Plan with their advisors. Grantee further authorizes the Company and any Affiliate to record such information and to keep such information in Grantee’s employee file.

Notifications

Securities Law Information. Grantee is permitted to sell Shares acquired under the Plan through the Company’s designated broker, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NASDAQ Stock Market.

Foreign Asset/Account Reporting Information. Foreign specified property held by a Canadian resident must be reporting annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. Thus, unvested Restricted Stock Units must be reported - generally at a nil cost- if the C$100,000 cost threshold is exceeded because of other foreign specified property held by Grantee. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if Grantee owns other Shares, this ACB may need to be averaged with the ACB of the other Shares. Grantee should consult with his or her personal legal advisor regarding what reporting obligations, if any, will apply to Grantee with respect to Shares acquired under the Plan.

CHINA

Terms and Conditions

Payment After Vesting. This provision supplements Section 5 of the Agreement:

To facilitate compliance with any applicable laws and regulations in China, Grantee agrees that the Company (or a brokerage firm instructed by the Company, if applicable) is entitled to (i) sell all Shares issued to Grantee at settlement (on Grantee’s behalf and at Grantee’s direction pursuant to this authorization), either at the time of settlement or when Grantee ceases employment with the Employer, or at such other time determined by the Company, or (ii) require that any Shares acquired under the Plan be held with a designated brokerage firm until such Shares are sold.
Grantee also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares and acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of Shares at any particular price (it being understood that the sale will occur at the then-current market price) and that brokerage fees or commissions may be incurred in any such sale. In any event, when Shares acquired under the Plan are sold, the proceeds of the sale of the Shares, less any Tax-Related Items and brokerage fees or commissions, will be remitted to Grantee in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions. Grantee understands and agrees that, he or she will be required to immediately repatriate the proceeds of the sale of Shares, any cash dividends or dividend equivalents, or any other funds realized under the Plan to China. Grantee further understands that the repatriation of such funds may need to be effected through a special exchange control account established by the Company or an Affiliate and he or she hereby consents and agrees that such funds may be transferred to such special account prior to being delivered to Grantee’s personal account.

Grantee also understands that the Company will deliver any sale proceeds, cash dividends or dividend equivalents or other funds to Grantee as soon as practicable, but that there may be delays in distributing the funds due to exchange control requirements in China. Funds may be paid to Grantee in U.S. dollars or local currency at the Company’s discretion. If the funds are paid in U.S. dollars, Grantee will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the funds are paid in local currency, the Company is under no obligation to secure any particular currency conversion rate and the Company may face delays in converting the funds to local currency. Grantee agrees to bear any currency fluctuation risk between the time the Shares are sold and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the net proceeds are converted to local currency and distributed to Grantee.

Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Terms and Conditions

Language Consent. By accepting the grant of the Restricted Stock Units, Grantee confirms having read and understood the documents related to the grant (the Agreement and the Plan), which were provided in the English language. Grantee accepts the terms of those documents accordingly.

Consentement Relatif à la Langue.  En acceptant l'attribution du droit sur des actions assujetti à des restrictions, le Bénéficiaire confirme avoir lu et compris les documents relatifs à l'attribution (le Contrat et le Plan) qui ont été fournis en langue anglaise. Le Bénéficiaire accepte les dispositions de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. Grantee is required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing his or her annual tax return. Additional monthly reporting requirements may apply if foreign account balances exceed €1,000,000.

GERMANY
Notifications

Exchange Control Information. Grantee must report any cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank). The report must be filed electronically and the form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de). Grantee is responsible for complying with applicable reporting obligations and should consult his or her personal legal advisor on this matter.

GREECE

There are no country-specific provisions.

HONG KONG

Terms and Conditions

Payment After Vesting. This provision supplements Section 5 of the Agreement:

The discretion to pay cash in lieu of delivering Shares for the Restricted Stock Units, as described in Section 11(e) of the Plan, shall not apply to any Restricted Stock Units in Hong Kong. All vested Restricted Stock Units in Hong Kong will be settled by the Company issuing Shares to Grantee as described in this Section 5.

Notifications

Securities Law Information. WARNING: The Restricted Stock Units and the Shares issued upon settlement of the Restricted Stock Units do not constitute a public offering of securities and are available only to employees of the Company or its Affiliates.

The Agreement, the Plan and other incidental communication materials are intended only for the personal use of Grantees and not for distribution to any other persons. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. If Grantee has questions about any of the contents of the Agreement or the Plan, he or she should contact a legal or other professional advisor.

HUNGARY

There are no country-specific provisions.

INDIA

Notifications

Exchange Control Information. Any funds realized in connection with the Plan (e.g., proceeds from the sale of Shares and cash dividends paid on Shares) must be repatriated to India within a specified period of time after receipt as prescribed under Indian exchange control laws. It is Grantee’s responsibility to obtain an inward remittance certificate (“FIRC”) from the bank where Grantee deposits the foreign currency. Grantee should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Requirement. Grantee is required to declare foreign bank accounts and any foreign financial assets (including Shares and, possibly, rights to Shares held outside India) in Grantee’s annual tax return. Grantee should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.

IRELAND

Notifications

Director Reporting Information. Directors, shadow directors and secretaries of an Irish Affiliate are subject to certain notification requirements under the Irish Companies Act. If Grantee is a director, shadow director or secretary of the Irish Affiliate, he or she must notify the Irish Affiliate in writing of their interest in the Company and the number and class of Shares or rights to which the interest relates within five days of the issuance or disposal of Shares or within five days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or the Shares acquired by Grantee’s spouse or children (under the age of 18) if Grantee is a director, shadow director or secretary of the Irish Affiliate.

ITALY

Terms and Conditions

Plan Document Acknowledgment. By accepting the Agreement, Grantee further acknowledges that Grantee has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. Grantee further acknowledges that Grantee has read and specifically and expressly approves, without limitation, the following sections of the Agreement: “Vesting”; “Payment After Vesting”; “Responsibility for Taxes”; “Damages”; “Arbitration”; “Electronic Delivery and

Participation”; “Insider Trading Restrictions; Market Abuse Laws”; “Imposition of Other Requirements”; “Nature of Grant”; and “Foreign Asset/Account, Exchange Control and Tax Reporting” (including the “Foreign Asset/Account Reporting Information” below).

Notifications

Foreign Asset/Account Reporting Information. If Grantee holds investments abroad or foreign financial assets (e.g., cash, Shares) that may generate income taxable in Italy, Grantee is required to report them on his or her annual tax return (UNICO Form, RW Schedule) or on a special form if no tax return is due. The same reporting duties apply if Grantee is the beneficial owner of the investments, even if Grantee does not directly hold investments abroad or foreign assets.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. Grantee will be required to report details of any assets (such as Shares) held outside of Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. Grantee should consult with his or her personal tax advisor as to whether the reporting obligation extends to any outstanding Restricted Stock Units held by Grantee and to ensure compliance with applicable reporting obligations.

KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., brokerage accounts, bank accounts) to the Korean tax authorities and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion on any month-end date during the calendar year. Grantee should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Securities Law Information. Grantee is being offered Restricted Stock Units which will allow Grantee to acquire Shares in accordance with the terms of this Agreement and the Plan. The Shares, if issued will give Grantee a stake in the ownership of the Company. Grantee may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, Grantee will be paid only after all creditors have been paid. Grantee may lose some or all of Grantee’s investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors make an informed decisions. The usual rules do not apply for this offer because it is made under an employee share scheme. As a result, Grantee may not be given all the information usually required. Grantee will also have fewer legal protections for this investment. Grantee should ask questions, read all documents carefully, and seek independent financial advice before committing.

The Shares are listed on the NASDAQ. This means that if Grantee acquires Shares under the Plan, Grantee may be able to sell the Shares on the NASDAQ if there are interested buyers. Grantee may get less than Grantee invested. The price will depend on the demand for the Shares.

For more information on risk factors impacting the Company’s business that may affect the value of the Shares, Grantee should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which are filed with the U.S. Securities and Exchange Commission. These reports are available online at www.sec.gov., as well as on the Company’s “Investor Relations” website at http://investors.nuance.com/investor-relations.

SINGAPORE

Notifications

Securities Law Information. The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Grantee should note that the Restricted Stock Units are subject to section 257 of the SFA and Grantee should not make any subsequent sale of the Shares in Singapore or any offer of such subsequent sale of the Shares subject to the Restricted Stock Units in Singapore, unless such sale or offer is made (i) six months or more after the Grant Date or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA. The Company’s Common Stock is traded on the NASDAQ Stock Market, which is located outside of Singapore, under the ticker symbol “NUAN” and the Shares acquired under the Plan may be sold through this exchange.

CEO and Director Reporting Information. If Grantee is the chief executive officer (“CEO”) or a director (including an alternate, substitute or shadow director) of a Singapore Affiliate, he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Affiliate in writing when Grantee receives or disposes of an interest in the Company or an Affiliate (e.g., Options, Restricted Stock Units, Shares). These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any Affiliate or within two (2) business days of becoming the CEO or a director if such an interest exists at that time.

SPAIN

Terms and Conditions

Nature of Grant. This section supplements the Nature of Grant section of this Exhibit C:

By accepting the Restricted Stock Units, consents to participate in the Plan and acknowledges having received a copy of the Plan.

Grantee understands that, as a condition of the grant of the Restricted Stock Units, the termination of Grantee’s employment for any reason will automatically result in the forfeiture of any and all Restricted Stock Units that have not vested as of the date of termination. In particular, Grantee understands and agrees that any unvested Restricted Stock Units will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of Grantee’s employment prior to vesting by reason of, including, but not limited to: death, disability, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Restricted Stock Units under the Plan to individuals who may be employees of the Company or an Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate on an ongoing basis (other than as set forth in this Agreement and the Plan). Consequently, Grantee understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the related Shares shall not become a part of any employment or contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Grantee understands that the grant of the Restricted Stock Units would not be made to Grantee but for the assumptions and conditions referred to above; thus, Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of Restricted Stock Units shall be null and void.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Restricted Stock Units under the Plan. This Agreement and the Plan have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

Exchange Control Information. Grantee must declare the acquisition, ownership and disposition of stock in a foreign company (including Shares acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness, for statistical purposes. Generally, the declaration must be filed in January for Shares acquired or sold during (or owned as of December 31) the prior year; however, if the value of the Shares acquired under the Plan or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or sale, as applicable.

Grantee may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payment of cash or Shares made by the Company) depending on the value of the transactions during the relevant year or the balances in such accounts and the value of such instruments as of December 31 of the relevant year. Grantee should consult with his or her personal legal advisor regarding the applicable thresholds and corresponding reporting requirements.

Foreign Asset/ Account Reporting Information. Grantee is required to report assets or rights deposited or held outside of Spain (including the Shares acquired under the Plan or cash proceeds from the sale of the Shares acquired under the Plan) if the value per type of asset or right exceeds a certain threshold.  This obligation applies to assets and rights held as of December 31 and requires that information on such assets and rights be included in Grantee’s tax return filed with the Spanish tax authorities for such year.  After such assets or rights are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported asset or right increases by more than a certain threshold or if ownership of such asset or right is transferred or relinquished during the year. Grantee should consult with his or her personal tax advisor regarding the applicable thresholds and corresponding reporting requirements.

SWITZERLAND

Notifications

Securities Law Information. The Restricted Stock Units are not intended to be publicly offered in or from Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units (i) constitutes a prospectus as such term is understood pursuant to article 652a of the

Swiss Code of Obligations, or (ii) may be publicly distributed or otherwise made publicly available in Switzerland. Further, neither this document nor any other offering or marketing material relating to the offering of the Restricted Stock Units has been or will be filed with or approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

TAIWAN

Notifications

Securities Law Information: The grant of the Restricted Stock Units (and the issuance, if any, of the underlying Shares) is available only to certain employees of the Company and its Affiliates. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.

Exchange Control Information: Grantee may remit foreign currency (including proceeds from the sale of Shares and the receipt of any dividends) into Taiwan with a transaction amount of up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, Grantee must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the handling bank.

If the transaction amount is US$500,000 or more, Grantee may be required to provide additional supporting documentation to the satisfaction of the bank. Grantee should consult with his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Terms and Conditions

Payment after Vesting. This provision supplements Section 5 of the Agreement and Section 11(e) of the Plan:

Restricted Stock Units shall be settled only in Shares. In no event shall the Restricted Stock Units be paid in cash, notwithstanding any discretion contained in Section 11(e) of the Plan to the contrary.

Responsibility for Taxes. This provision supplements Section 7 of the Agreement:

Without limitation to Section 7 of the Agreement, Grantee hereby agrees that Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or if different, the Employer or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority).  Grantee also hereby agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Grantee’s behalf.

Notwithstanding the foregoing, if Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that Grantee is a director or executive officer of the Company and the income tax is not collected from or paid by Grantee within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable.  Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit.

NIC Joint Election. As a condition of participation in the Plan, Grantee agrees to accept liability for any secondary Class 1 National Insurance contributions that may be payable by the Company and/or the Employer (or any successor to the Company or the Employer) in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (“Employer NICs”).

Without prejudice to the foregoing, Grantee agrees to enter into the following joint election with the Company, the form of such NICs Joint Election being formally approved by HMRC (the “NIC Joint Election”), and any other consent or elections required to accomplish the transfer of the Employer NICs to Grantee. Grantee further agrees to execute such other elections as may be required between Grantee and any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of Grantee’s NIC Joint Election. Grantee understands that the NIC Joint Election applies to any Restricted Stock Units granted to him or her under the Plan after the execution of the NIC Joint Election. Grantee agrees that the Employer NICs may be collected by the Company or the Employer by any of the methods set forth in Section 8 of the Agreement.

If Grantee does not enter into the NIC Joint Election, he or she will not be entitled to vest in the Restricted Stock Units or receive any benefit in connection with the Restricted Stock Units unless and until he or she enters into a NIC Joint Election and no Shares or other benefit pursuant to the Restricted Stock Units will be issued to Grantee under the Plan, without any liability to the Company and/or the Employer.

IMPORTANT NOTE: By accepting the Agreement (whether by clicking on the acceptance buttons as part of the Company's electronic acceptance procedure or by signing the Agreement in hard copy), Grantee is agreeing to be bound by the terms of the NIC Joint Election. Grantee should read the terms of the NIC Joint Election carefully before accepting the Agreement and the NIC Joint Election. However, if requested by the Company, Grantee agrees to separately execute the NIC Joint Election.